Exhibit 99.1

PRESS RELEASE January 7, 2015	For Immediate Release Contact: Tom Skiba Chief Financial Officer email: tskiba@sajan.com phone: 715-426-9505

Sajan Announces Pending Retirement of Angel Zimmerman

RIVER FALLS, Wis. – January 7, 2015: Sajan, Inc. (SAJA), a leading provider of global language services and translation management system technology, today announced that Angel Zimmerman will retire from her position as chief operating officer following an orderly transition to her replacement. The company will begin actively recruiting for a replacement and no schedule has been set for the transition.

Ms. Zimmerman observed that "Sajan is in a really good place right now and has tremendous growth prospects. I have been COO for 18 years and believe it’s time for someone new to assume this role, someone with new ideas to move Sajan to its next level. Personally, I'm excited to begin a new chapter of my life while maintaining a role at Sajan." Ms. Zimmerman will remain on Sajan's board of directors.

"Angel has been a key guiding force in Sajan's development and growth to date. We respect her decision and look forward to her continued involvement on the board and as a major shareholder” stated Shannon Zimmerman, Sajan's Chairman and CEO.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market. The foundation of Sajan’s solution is its industry-leading language translation management system technology, Sajan Transplicity, which provides process automation and innovative multilingual content reuse to ensure schedule predictability, higher quality and cost efficiencies for its clients. By working closely with its clients, Sajan’s experienced team of localization professionals develops tailored solutions that lend flexibility to any large or small business that truly desires to “think globally but act locally.” Based in the United States, Sajan also has offices in Ireland, Spain and Singapore. Visit Sajan online at www.sajan.com.

Forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including but not limited to those set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 21, 2014, under the heading “Item 1A. Risk Factors,” its Quarterly Reports on Form 10-Q filed since then and its other filings with the Securities and Exchange Commission. The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.